Exhibit 12A
                                                                   Page 1 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED


                                                            Nine Months Ended
                                                            -----------------
                                                   September 30,   September 30,
                                                         1997            1996
                                                         ----            ----

OPERATING REVENUES                                   $ 3,062,926      $2,993,411
                                                     -----------      ----------

OPERATING EXPENSES                                     2,362,442       2,469,899
  Interest portion of rentals (A)                         18,225          19,061
  Fixed charges of service company
    subsidiaries (B)                                       2,160           2,912
                                                     -----------      ----------
         Net expense                                   2,342,057       2,447,926
                                                     -----------      ----------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                    4,482           8,119
   Other income/(expense), net                          (129,512)         17,300
  Fixed charges of the GPU
    International Group (C)                               35,087          17,799
                                                     -----------      ----------
         Total other income and deductions               (89,943)         43,218
                                                     -----------      ----------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                             $   630,926      $  588,703
                                                     ===========      ==========

FIXED CHARGES:
   Interest on funded indebtedness                   $   174,407      $  157,919
   Other interest (D)                                     49,596          45,271
  Preferred stock dividends of
    subsidiaries on a pretax basis (F)                    14,654          18,806
   Interest portion of rentals (A)                        18,225          19,061
                                                     -----------      ----------
         Total fixed charges                         $   256,882      $  241,057
                                                     ===========      ==========

RATIO OF EARNINGS TO FIXED CHARGES                          2.46            2.44
                                                     ===========      ==========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (E)                         2.46            2.44
                                                     ===========      ==========

                                                                    Exhibit 12A
                                                                    Page 2 of 2


                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED


----------
NOTES:

(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the Company's consolidated income statement. The Company has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Represents fixed charges of the GPU International Group which are accounted for as other income and deductions in the Company's consolidated income statement. The Company has removed the fixed charges from other income and deductions and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(D) Includes dividends on subsidiary-obligated mandatorily redeemable preferred securities of $21,666 and $21,666 for the nine month periods ended September 30, 1997 and 1996, respectively.

(E) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(F) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                        Nine Months Ended
                                                        -----------------
                                                 September 30,    September 30,
                                                      1997              1996
                                                      ----              ----


Income before provision for income taxes and
 preferred stock dividends of subsidiaries
 and gain on preferred stock reacquisition           $388,698      $366,452

Income before preferred stock dividends of
 subsidiaries and gain on preferred stock
 reacquisition                                        251,682       229,475

Pretax earnings ratio                                  154.4%        159.7%

Preferred stock dividends of subsidiaries               9,491        11,776

Preferred stock dividends of subsidiaries on
 a pretax basis                                        14,654        18,806